As filed with the Securities and Exchange Commission on November 18, 2003

Registration No.  333-110003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________

Investors Real Estate Trust
(Exact name of issuer as specified in its charter)

North Dakota	45-0311232
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

12 South Main Street
Minot, ND 58701
(701) 837-4738
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

_______________

Karin Wentz
Associate General Counsel
21500 Highway 7
P.O. Box 560
Excelsior, MN 55331
(952) -401-4802
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Joseph T. Kinning, Esq.
Amy E. Dahl, Esq.
Gray, Plant, Mooty, Mooty & Bennett, P.A.
33 South Sixth Street
3400 City Center
Minneapolis, Minnesota 55402
(612) 343-2800

_______________

        Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering.  [   ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering.  [   ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered	Proposed maximum Offering price	Proposed maximum aggregate offering price	Amount of registration fee
Shares of Beneficial Interest, no par value.........	4,676,098 shares	$10.05(1)	$ 46,994,784(1)	$ 3,801.88

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C under the Securities Act of 1933 as of the close of the market on November 11, 2003.
(2)
$3,046.34 of the registration fee was previously paid in connection with our initial Registration Statement on Form S-3 filed with the Securities Exchange Commission on October 27, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion, Dated November 18, 2003

Prospectus

Investors Real Estate Trust

4,676,098 Shares of Beneficial Interest

        We are a self-advised real estate investment trust ("REIT") that is engaged in acquiring, owning and leasing multi-family and commercial real estate.  Our principal executive office is located at 12 South Main, Minot, North Dakota, 58701.  Our telephone number is (701) 837-4738.

        This Prospectus relates to the offer and sale from time to time by certain persons listed in this Prospectus as selling shareholders of up to 4,676,098 shares of beneficial interest.  Our shares of beneficial interest ("Shares") are the functional equivalent of common stock, having the rights and preferences normally associated with common stock.  Our Shares are traded on the Nasdaq National Market under the symbol "IRETS."

        Of the 4,676,098 Shares covered by this prospectus, 3,442,022 Shares were issued to certain of the selling shareholders in connection with the merger of the T. F. James Company, an Iowa corporation, with and into IRET, Inc., a North Dakota corporation and our wholly-owned subsidiary, on February 1, 2003, and 1,234,076 Shares may be issued to certain selling shareholders to the extent that such shareholders redeem their limited partnership units ("LP Units") of IRET Properties, a North Dakota Limited Partnership ("IRET Properties") and we elect to issue Shares in connection with such redemption.  We may elect to pay cash for redeemed LP Units rather than issue Shares.  We are registering the 4,676,098 Shares as required under that certain Merger Agreement, dated February 1, 2003, by and among us, IRET, Inc. and the T. F. James Company, or under the Agreement of Limited Partnership of IRET Properties, dated January 31, 1997, and as amended to date, as applicable.

        The registration of the Shares does not necessarily mean that, with respect to the Shares to be issued upon redemption of LP Units, any of the selling shareholders will redeem their LP Units or, with respect to all of the Shares covered by this Prospectus, that any of Shares will be offered or sold by the selling shareholders.  All net proceeds from the sale of the Shares covered by this Prospectus will go to the selling shareholders.  We will not receive any proceeds from any sales of Shares, but will incur expenses in connection with the offering.  See "Selling Shareholders" and "Plan of Distribution."

        The selling shareholders may sell the Shares covered in this Prospectus from time to time on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which our Shares are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices.  The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is November      , 2003.
_______________

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
IRET
NO PROCEEDS TO IRET
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
CERTAIN TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
PART II
     Item 14. Other Expenses of Issuance and Distribution
     Item 15. Indemnification of Directors and Officers
     Item 16. Exhibits
     Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS
Consent of Independent Auditors

ABOUT THIS PROSPECTUS

        This Prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").  This Prospectus and any accompanying prospectus supplement do not contain all of the information included in the Registration Statement.  For further information, we refer you to the Registration Statement, including its exhibits.  Statements contained in this Prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete.  If the rules and regulations of the Securities and Exchange Commission require that such agreement or document be filed as an exhibit to the Registration Statement, please see such agreement or document for a complete description of these matters.  You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

        This Prospectus provides you with a general description of the Shares covered by this Prospectus and any prospectus supplement.  Each time a selling shareholder sells any of the Shares covered by this Prospectus, the selling shareholder will provide you with this Prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that offering.  The prospectus supplement also may add, update or change any information contained in this Prospectus.  You should read both this Prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, and in New York, New York and Chicago, Illinois.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.  Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov and our web site at http://www.irets.com.  Information on our website does not constitute part of this prospectus.  The Exchange Act filing number for IRET is 0-14851.

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information.  We incorporate by reference the documents listed below, and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed.

•	The Company's Annual Report on Form 10-K for the year ended April 30, 2003.
•	The Company's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2003.
•	The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2003.
•	The Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 24, 2003.
•	The description of the Company's shares of beneficial interest is contained in the Company's Registration Statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Timothy P. Mihalick
Investors Real Estate Trust
12 South Main Street
Minot, N.D. 58701
(701) 837-4738

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include statements about our intention to invest in properties that we believe will increase in income and value; our belief that the real estate markets in which we invest will continue to perform well; our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional real estate acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as "believe," "expect," "intend," "project," "anticipate," "potential," "may," "will," "designed," "estimate," "should," "continue" and other similar expressions.  These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

        Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

•	the economic health of the markets in which we hold investments, specifically the states of Minnesota and North Dakota, or other markets in which we may invest in the future;
•	the economic health of our commercial tenants;
•	our ability to identify and secure additional multi-family residential and commercial properties that meet our criteria for investment;
•	the level and volatility of prevailing market interest rates and the pricing of our Shares;
•	financing risks, such as the inability to obtain debt or equity financing on favorable terms, or at all;
•	timely completion and lease-up of properties under construction;
•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities; and
•	our inability to secure casualty insurance for losses caused by terrorist acts.

        In light of these uncertainties, the events anticipated by our forward-looking statements might not occur.  We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.  The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

IRET

        We are a self-administered, self-managed equity real estate investment trust ("REIT").  Our business consists of owning and operating income-producing real properties.  We are structured as an umbrella partnership real estate investment trust ("UPREIT") and we conduct our day-to- day business operations though our operating partnership, IRET Properties, a North Dakota Limited Partnership.  Our fundamental strategies involve making accretive real estate investments in the upper Midwest, primarily in Minnesota, North Dakota, South Dakota, Montana and Nebraska, and of diversifying our investments between multi-family residential and commercial properties.

        We seek to increase shareholder value by employing a disciplined investment strategy.  This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, adhering to targeted returns in acquiring properties and regularly increasing funds from operations and dividend rates.  We have increased our dividend every year since our inception 33 years ago and every quarter since 1988.

        Our investments are diversified between multi-family residential and commercial properties.  As of April 30, 2003, our real estate portfolio consisted of:

•	64 multi-family residential properties, containing 8,227 apartment units and having a total asset value (less accumulated depreciation) of $348.3 million; and
•	125 commercial properties, containing 6.1 million square feet of leasable space and having a total asset value (less accumulated depreciation) of $495.8 million.

        Typically, we attempt to concentrate our multi-family residential properties in communities with populations of approximately 35,000 to 500,000 and we attempt to concentrate our commercial holdings in metropolitan areas with populations of approximately 100,000 to 3.0 million.  Our multi-family residential properties include apartment buildings, complexes and communities.  Our commercial properties include office buildings, warehouse and industrial facilities, medical office and health care facilities and retail stores and centers.  As of April 30, 2003, no single tenant accounted for more than 10.0% of our total commercial rental revenues.  At April 30, 2003, the economic occupancy rates on our multi-family residential properties and our commercial properties were 91.2% and 95.4%, respectively.  Our average economic occupancy rates for stabilized properties for the fiscal year ended April 30, 2003, were 92.2% for multi-family residential properties and 95.3% for commercial properties.  Economic occupancy rates are calculated by dividing the rent collected by the rent scheduled.

        During the past fiscal year ended April 30, 2003, we acquired two multi-family residential properties, consisting of 132 units, for a total cost of $3.9 million; 62 commercial properties, with 2.4 million square feet of space, for a total cost of $163.5 million, and invested $7.1 million in expanding our Southdale Medical Center.  Within the past twenty-four months, approximately 90.4% of our property acquisitions have been commercial properties due to the greater availability of these properties on terms that meet our financial and strategic objectives.  Based on current market conditions, we anticipate that the percentage of commercial properties that we may acquire will continue to significantly exceed the number of multi-family residential properties that we may acquire during fiscal 2004.  This may not be indicative of a long-term trend, however, as in future periods we may purchase a greater percentage of multi-family residential properties depending on market conditions.

        We generally use available cash or short-term floating rate debt to acquire real estate.  We then replace such cash or short-term floating rate debt with fixed-rate secured debt, typically in an amount equal to 65.0% to 70.0% of the acquisition cost.  In appropriate circumstances, we also may acquire one or more properties in exchange for equity securities or limited partnership units of IRET Properties, which are convertible into our shares of beneficial interest ("Shares") on a one-to-one basis after the expiration of a minimum one-year holding period.  Subject to our continued ability to raise equity capital and exchange limited partnership units, we anticipate acquiring $100.0 million to $200.0 million of real estate assets on an annual basis.

        We contract with locally based third-party management companies to handle all onsite management duties necessary for the proper operation of our properties.  Generally, all of our management contracts provide for compensation ranging from 2.5% to 5.0% of gross rent collections and, in all but two contracts, we may terminate these contracts in 60 days or less.  The two management contracts that may not be terminated in 60 days or less may be terminated if the manager fails to meet certain financial performance goals.  The use of locally-based management companies allows us to enjoy the benefits of local knowledge of the applicable real estate market, while avoiding the cost and difficulty associated with maintaining management personnel in every location in which we operate.

        We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code.  In accordance with the Code, a REIT that distributes its capital gain and at least 90.0% of its taxable income to its shareholders each year, and meets certain other conditions, will not be taxed on the portion of taxable income that is distributed to shareholders.

NO PROCEEDS TO IRET

        We will not receive any proceeds from the sale by the selling shareholders of the Shares covered by this Prospectus.  All of the net proceeds from the sale of the Shares covered by this Prospectus will go to the selling shareholders who offer and sell their Shares.  All costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby will be paid by us, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and share transfer and other taxes attributable to the sale of Shares, which will be paid by the selling shareholders.  See "Selling Shareholders."

SELLING SHAREHOLDERS

        Of the 4,676,098 Shares covered by this prospectus, 3,442,022 Shares were issued to certain of the selling shareholders in connection with the merger of the T. F. James Company with and into IRET, Inc., our wholly-owned subsidiary, on February 1, 2003, and 1,234,076 Shares may be issued to certain selling shareholders to the extent that such shareholders redeem their LP Units of IRET Properties and we elect to issue Shares in connection with such redemption.  The following table sets forth certain information with respect to the selling shareholders and their ownership of Shares as of September 1, 2003.  Except as indicated below, none of the named selling shareholders currently holds any position or office or has any other material relationship with us, or any of our predecessors or affiliates, nor have they held any such position or office or had any other material relationship during the past three years.  Except as indicated below, the sum of the total number of Shares owned by each selling shareholder and to be issued upon redemption of any outstanding LP Units in IRET Properties held by such selling shareholder prior to the offering represent less than 1% of the sum of the Shares outstanding as of September 1, 2003, plus all Shares to be issued upon redemption of the outstanding LP Units in IRET Properties by the selling shareholders named herein, assuming redemption of all outstanding LP Units in IRET Properties in exchange for Shares.

        Since the selling shareholders may sell all, some or none of the offered Shares, and since there are currently no agreements, arrangements or understandings with respect to the sale of any of such Shares, no estimate can be given as to the number or percentage of shares that will be held by the selling shareholders upon termination of any offering made hereby.  The Shares covered by this Prospectus represent approximately 12.4% of the sum of our total Shares outstanding as of September 1, 2003, plus all Shares to be issued upon redemption of the outstanding LP Units in IRET Properties by the selling shareholders named herein, assuming redemption of all outstanding LP Units in IRET Properties in exchange for Shares.

Name of Selling Shareholder

Amount Owned
Prior to Offering

Amount Offered Hereby

John E. Caye	16,215(1)	16,215(2)
DRF Sartell Medical Building LLC, a Minnesota limited liability company	437,760(1)	437,760(2)
Gayle J. Hoyt Revocable Trust, Gayle J. & Bruce K. Hoyt, Trustees	171,710(1)	171,710(2)
Steven B. Hoyt(3)	653,693(1)(4)	171,710(2)

Name of Selling Shareholder

Amount Owned
Prior to Offering

Amount Offered Hereby

Charles Wm. James(5)	584,413(6)	584,413(6)
Douglas M. James(7)	584,413(6)	584,413(6)
Robert R. James(8)	584,413(6)	584,413(6)
Thomas M. James Revocable Trust, Thomas M. James Trustee(9)	584,413(6)	584,413(6)
Thomas J. Legierski	519,957(6)	519,957(6)
A.L. Overton	65,049(1)	57,142(2)
Dale J. Overton	45,714(1)	45,714(2)
Ellen S. Pfaff	89,976(1)	74,434(2)
Stanley R. & Carolyn Rasmussen, JTROS	57,142(1)	57,142(2)
S-B Partnership, a South Dakota Partnership	83,626(1)	83,626(2)
Bernard J. & Elaine Schaefer, TC	9,571(1)	8,278(2)
Judith James Scherer	584,413(6)	584,413(6)
Carlton F. & Helen Schumacher, JTWROS	54,633(1)	54,633(2)
Jack & Mary Ellen Thompson Family Limited Partnership	103,788(1)	39,497(2)
Gerald S. Tomczik	16,215(1)	16,215(2)

(1)	Represents Shares currently owned or issuable in exchange for an equal number of LP Units currently owned by the named selling shareholder.
(2)	Represents the number of Shares (rounded down to the nearest whole Share) that may be issued by us from time to time in exchange for an equal number of LP Units held by the named selling shareholder.
(3)

Mr. Hoyt is currently a member of our Board of Trustees. He has served in such capacity since 2001. Mr. Hoyt is also the owner of Hoyt Properties, Inc., a company that manages certain of our commercial properties. We have acquired a total of eleven properties from Mr. Hoyt, directly or indirectly, during the last three years for cash, debt and LP Units in the following amounts:

Assumption of Debt     $         36,510,395
New Debt                                  27,559,405
Cash                                             7,088,463
LP Units                                     15,736,831
Total                               $          86,895,094

(4)	Represents approximately 1.7% of the sum of the Shares outstanding as of September 1, 2003, plus all Shares to be issued in exchange for LP Units by the selling shareholders pursuant to this Prospectus, assuming redemption of all LP Units in exchange for Shares.
(5)	Mr. James is currently a member of our Board of Trustees and one of our Senior Vice Presidents. Mr. James was an officer of the T. F. James Company prior to the merger of the T. F. James Company with and into IRET, Inc. on February 1, 2003.
(6)	Represents Shares currently owned by the named selling shareholder.
(7)	Mr. James was the President of the T. F. James Company prior to the merger of the T. F. James Company with and into IRET, Inc. on February 1, 2003. Following the merger, Mr. James does not hold any position or office or have any other material relationship with the Company, other than being a shareholder of the Company.

(8)	Mr. James was a Vice President of the T. F. James Company prior to the merger of the T. F. James Company with and into IRET, Inc. on February 1, 2003. Following the merger, Mr. James does not hold any position or office or have any other material relationship with the Company, other than being a shareholder of the Company.
(9)	Mr. James was a member of the Board of Directors of the T. F. James Company prior to the merger of the T. F. James Company with and into IRET, Inc. on February 1, 2003. Following the merger, Mr. James does not hold any position or office or have any other material relationship with the Company, other than being a shareholder of the Company.

                        PLAN OF DISTRIBUTION

        The selling shareholders may, from time to time, in one or more transactions, offer and sell all or a portion of their Shares that are covered by this Prospectus.  We are registering the Shares covered by this Prospectus for resale to provide the transferees of the selling shareholders with freely tradable securities.  Registration does not, however, necessarily mean that the selling shareholders will offer and sell any of their Shares.

        The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell the Shares covered by this Prospectus in the following manner:

•	on the Nasdaq National Market or other quotation system or national exchange on which the Shares are listed or traded at the time of sale;
•	in the over-the-counter market;
•	in privately negotiated transactions;
•	in underwritten transactions;
•	or otherwise; at prices then prevailing or related to the then current market price or at negotiated prices.

        The offering price of the Shares covered by this Prospectus and offered from time to time will be determined by the selling shareholders and, at the time of determination, may be higher or lower than the market price of the Shares on the Nasdaq National Market.

        In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered Shares for whom they may act as agents, and underwriters may sell offered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agents.

        Offered Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis.  The methods by which offered Shares may be sold include:

•	a block trade in which the broker-dealer so engaged will attempt to sell offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an exchange distribution in accordance with the rules of the exchange or quotation system; privately negotiated transactions; and
•	underwritten transactions.

        The selling shareholders and any underwriters, dealer or agents participating in the distribution of offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act.  Any profit on the sale of offered Shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

        When a selling shareholder elects to make a particular offer of Shares, a prospectus supplement, if required, will be distributed that identifies any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

        In order to comply with state securities laws, if applicable, offered Shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, offered Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

        We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Shares covered by this Prospectus, including, but not limited to, all registration and filing fees, printing expenses and fees and disbursements of our legal counsel and accountants.  The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and stock transfer and other taxes attributable to the sale of Shares.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

        General.  The securities being offered pursuant to this prospectus are our Shares.  As of the effective date of this prospectus, which is listed on the front cover, each share of beneficial interest has the rights and benefits outlined below.  Unless otherwise noted, none of the items listed may be changed without notice to, and the affirmative vote of, a majority of the outstanding Shares.

        The Shares of are of one class, without par value.  There is no limit on the number of Shares that may be issued.  All Shares participate equally in dividends and distributions, when and as declared by the members of our Board of Trustees, and in net assets upon liquidation.  All Shares are fully paid and non-assessable upon issuance and have no preference, conversion, exchange, pre-emptive or redemption rights.

        Ownership and Transfer Restrictions.  The Shares are fully transferable and alienable subject only to certain restrictions set forth in our Third Restated Declaration of Trust that are intended to maintain our status as a REIT.  To insure compliance with the Code provisions governing the ownership of REITs, no person can own Shares in excess of a specified ownership limit.  The ownership limit is presently 9.8% of the Shares.  The ownership limit can be adjusted by our Board provided that, after the adjustment, no person can own more than 49.9% of the Shares.

        Additionally, any transaction, other than a transaction entered into through the NASDAQ National Market or other similar exchange, that would result in any of the following will be void ab initio:  (i) a person owning Shares exceeding the ownership limit; (ii) less than 100 people owning Shares; (iii) IRET being closely held within the meaning of Section 856(h) of the Code; (iv) 50% or more of the fair market value of the Shares being held by persons other than U.S. Persons, as defined in Section 7701(a)(30) of the Code ("Non-U.S. Persons"); or (v) our disqualification as a REIT under Section 856 of the Code.  If a transfer or other event occurs that is not void ab initio and would result in one of the events described above, then the Shares in excess of the ownership limit that cause us to be closely held, that result in 50% or more of the fair market value of the Shares to be held on Non-U.S. Persons or that result in our disqualification as a REIT, will automatically be exchanged for an equal number of our excess shares ("Excess Shares").

        Our Board may refuse to give effect to, or may prevent, any transfer that would disqualify us as a REIT or that would cause Non-U.S. Persons to own more than 50% of the Shares.  Any person who acquires or attempts to acquire Shares that in so doing would disqualify us as a REIT or would cause Non-U.S. Persons to own more than 50% of the Shares, must immediately give written notice to us or, in the case of an attempted transfer, give us 30 days prior written notice of such transfer, and must provide information about the transfer that we request.  Further, within 30 days of January 1 of each year, any person who owns more that 5.0% of the Shares must give us written notice of such ownership.  Such notice must contain the name and address of such owner, the number of Shares owned, how the shares are held, and such other information as we reasonably request.

        Upon any transaction or event which causes Excess Shares, such Excess Shares will be transferred to the excess share trustee for the exclusive benefit of the charitable beneficiaries named by our Board.  Any dividends on Excess Shares will be paid to the excess share trust for the benefit of the charitable beneficiaries.  The excess share trustee will be entitles to vote the Excess Shares on any matter.  The excess share trustee may only transfer the Shares held in the excess share trust as follows:  (i) at the direction of our Board to a person whose ownership of the Shares would not violate the ownership limit; (ii) if Shares were transferred to the excess share trustee due to a transaction or event that would have caused a violation of the ownership limit or would have caused us to be closely held, the excess share trustee will transfer such shares to the person who makes the highest offer for the Shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be closely held; (iii) if Shares were transferred to the excess share trustee due to a transaction or event which would have caused Non-U.S. Persons to own more than 50% of the value of the Shares, the excess share trustee will transfer such shares to the U. S. Person who makes the highest offer for the Shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be closely held.

        When the excess share trustee makes any transfer, the person whose share were exchanged for Excess Shares (the "Purported Record Transferee") will receive (i) the lesser of (A) the price paid by the Purported Record Transferee, or if the Purported Record Transferee did not give value for the Shares, the market price of the Shares on the day the Shares were exchanged for Excess Shares, and (B) the price received by the excess share trust for the Shares, minus (ii) any dividend received by the Purported Record Transferee that the Purported Record Transferee was under an obligation to pay over to the excess share trustee but has not repaid at the time of the distribution of proceeds, and minus (iii) any compensation for or expense of the excess share trustee.

        Since our formation in 1970, our Board has never refuse to give effect to, or prevented, any transfer of our Shares pursuant to our transfer restrictions.

        Senior Securities.  As of April 30, 2003, we had $9.0 million worth of investment certificates issued and outstanding.  Such securities, which are issued for a definite term and annual interest rate, are senior to the Shares offered for sale in this prospectus.  If we cease operations or liquidate and distribute all of our assets, the holders of such investment certificates would be paid in full before any money is distributed to the holders of our Shares.  Currently, all of the investment certificates authorized by our Board of Trustees are issued and outstanding and no additional investment certificates are authorized for issuance.  Our Board of Trustees may, however, authorize the issuance of additional investment certificates at any time, or from time to time, without notice to, or the approval of, our shareholders.

        Additionally, pursuant to our Third Restated Declaration of Trust, our Board of Trustees may establish more than one class or series of our shares of beneficial interest, and may fix the relative rights and preferences of such class or series of shares without notice to, or the approval of, our shareholders.  If a new class or series of shares is established by our Board, such class or series could have rights and preferences that are superior to the rights and preferences of the Shares.

        Shares Currently Outstanding.  As of September 1, 2003, there were 36,548,510 Shares outstanding and 11,438,987 Shares to be issued upon conversion of previously issued limited partnership units.  No shareholder held five percent or more of such Shares as of that date.  As of September 1, 2003, we had no other classes of stock and there were no warrants, stock options or other contractual arrangements, other than the limited partnership units, requiring the issuance of Shares or other stock.

        Shares Available for Future Sale.  Our Third Restated Declaration of Trust authorizes us to issue an unlimited number of Shares.  The Shares issued to non-affiliates in connection with this offering are freely transferable without restriction under the Securities Act of 1933, subject to the limitations on ownership imposed by our Third Restated Declaration of Trust that are designed to insure that we may continue to qualify as a REIT under the Code.

        Pursuant to the IRET Properties Agreement of Limited Partnership, all limited partners of IRET Properties have certain exchange rights.  After a minimum one-year holding period, a limited partner is entitled to convert the limited partnership units into our Shares on a one-for-one basis.  Our Shares, other than those issued under this registration and all prior registrations, will be restricted securities under the meaning of Rule 144 of the Securities Act of 1933 ("Rule 144") and may not be sold unless registered under the Securities Act of 1933 or unless an exemption from registration is available, including the exemptions contained in Rule 144.

        Generally under Rule 144, if one year has elapsed since the later of the date of acquisition of restricted securities from us or any of our "affiliates," as that term is defined under the Securities Act of 1933, the acquirer or subsequent holder thereof is entitled to sell within any three month period a number of Shares that does not exceed the greater of one percent of the then outstanding Shares or the average weekly trading volume of the Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.  Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.  If two years have elapsed since the date of acquisition of restricted shares from us or from any of our affiliates and the holder thereof is deemed not to have been an affiliate at any time during the three months preceding a sale, such holder would be entitled to sell such Shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        The Agreement of Limited Partnership provides that we will file with the Securities and Exchange Commission a registration statement on Form S-3 under Rule 415 of the Securities Act or any similar rule adopted by the Securities and Exchange Commission with respect to any Shares that may be issued upon exchange of limited partnership units, and to use our best efforts to have such registration statement declared effective under the Securities Act of 1933.  The sale of Shares acquired by limited partners upon conversion of their limited partnership units may have an adverse impact on the market price of Shares.

CERTAIN TAX CONSIDERATIONS

Considerations Regarding IRET and its Shareholders

        Federal Income Taxation.  Since our organization, we have operated in a manner intended to qualify as a REIT under Sections 856-858 of the Code.  Under such Code Sections, a REIT that meets certain requirements will not be subject to Federal income tax with respect to income that it distributes to its shareholders.  Rather all such income will be taxed at the shareholder level.  In order to be considered a REIT for purposes of the Federal income tax laws, we must continue to meet the requirements of those Sections of the Code, including the following:

(i)	At the end of each fiscal quarter, at least 75% of our total assets must consist of real estate, cash and cash items (including receivables), and government securities. As to non-real estate investments, which may not exceed 25.0% of our total assets, the securities that we own in any one issuer may not represent more than 5.0% of the value of our assets or more than ten percent of the total value or voting power of that issuer.
(ii)	At least 75.0% of our gross income for the taxable year must be derived from real estate rents or mortgages or other specified real estate related activities.
(iii)	Beneficial ownership of our Shares must be held by 100 or more persons during at least 335 days of each 12-month taxable year. More than 50.0% of the outstanding Shares may not be owned, directly or indirectly, by or for, five or fewer individuals, at any time during the last half of the taxable year.

        As a REIT, we will not be taxed on that portion of our taxable income that is distributed to our shareholders, provided that at least 90.0% of our taxable income is distributed.  To the extent that there is undistributed taxable income or undistributed capital gain income, we will be taxed as a domestic corporation at corporate income tax rates.  However, we may retain some or all of our net capital gain without incurring double taxation.  If we elect to do this, we are taxed on the amount we designate as retained capital gain at the capital gains rate generally applicable to corporations.  Our shareholders then must include in their income their proportionate share of the undistributed capital gain as long-term capital gain.  In this case the shareholder is deemed to have paid the shareholder's share of the tax we paid, and is entitled to a credit for this amount on the shareholder's income tax return.  In addition, the shareholder's basis in the shareholder's Shares is increased by the amount of the undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains.  As a REIT, we will not be entitled to carry back or carry forward any net operating losses with respect to the income taxed to us.

        So long as we have met the statutory requirements for taxation as a REIT, distributions made to our shareholders will be taxed to such shareholders as ordinary income or long-term capital gain.  Distributions will not be eligible for the dividends received deduction for corporations.  We will notify each shareholder as to that portion of the distributions which, in the opinion of our counsel, constitutes ordinary income or capital gain.  The shareholders may not include in their individual income tax returns any of our operating or extraordinary losses, whether ordinary or capital.

        If we do not qualify as a REIT for any taxable year, we will be taxed as a domestic corporation, and we will not be able to deduct distributions to our shareholders in computing our taxable income.  Such distributions, to the extent made out of our current or accumulated earnings and profits, would be taxable to the shareholders as dividends, but would be eligible for the dividends received deduction for corporations.

        In the opinion of the law firm of Pringle & Herigstad, P.C., we have conducted our operations in such a manner to qualify as a REIT.  Treasury Regulations issued under the Code require that the members of our Board of Trustees have continuing exclusive authority over our management, the conduct of our affairs and, with certain limitations, the management and disposition of the property we own.  Our Board of Trustees intends to adopt any amendments to our Third Restated Declaration of Trust that may be necessary in order for us to continue to operate as a REIT.  Any amendments to our Third Restated Declaration of Trust that are required in order for us to remain qualified as a REIT may be made by the Board of Trustees without notice to, or a vote of, the shareholders.

        Taxation of Our Shareholders.  Distributions made to our shareholders out of current or accumulated earnings and profits will be taxed to the shareholders as ordinary income.  Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain income for the taxable year.  Distributions to a shareholder in excess of current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent that they do not exceed the adjusted basis of a shareholder's Shares.  If distributions in excess of current or accumulated earnings and profits exceed the adjusted basis of a shareholder's Shares, the distributions will be included in the shareholder's income as long-term or short-term capital gain (assuming the Shares are held as a capital asset in the hands of the shareholder).

        We will notify shareholders at the end of each year as to the portions of the distributions that constitute ordinary income, net capital gain or return of capital.  Any dividend declared by us during the months of October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, even though the dividend may not actually be paid by us until January of the following calendar year.

        In addition, as described earlier, if we retain some or all of our net capital gain and elect to avoid double tax on these gains, we will be taxed on the amount so designated at the capital gains rate generally applicable to corporations.  A shareholder then must include the shareholder's proportionate share of these undistributed capital gains in income as long-term capital gain.  The shareholders are deemed to have paid their share of the tax we paid, and they may claim a credit for this amount on their income tax returns.  In addition, the tax on the shareholder's Shares is increased by the amount of such undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains.

        In general, any gain or loss upon a sale or exchange of Shares by a shareholder who has held such Shares as a capital asset will be long-term or short-term, depending on whether the stock was held for more than one year;

provided, however, that any loss on the sale or exchange of Shares that have been held by such shareholder for six months or less will be treated as a long-term capital loss to the extent that distributions from us are required to be treated by such shareholders as long-term capital gain.

        State and Local Income Taxation.  Since we qualify as a REIT for purposes of the Federal income tax laws, we generally are not subject to state income tax on that portion of our taxable income that is distributed to our shareholders.  Shareholders, however, may be subject to taxation on distributions we make to them depending on the state or local jurisdiction of residence of the shareholder.  Prospective shareholders should consult their tax advisors for an explanation of how state and local tax laws could affect their investment.

        Taxation of Pension and Profit Sharing (including 401(k)) Trusts, IRAs and other Tax-Exempt Shareholders.  Amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity.  As a consequence, the dividend income received from us by a tax-exempt entity, including a qualified pension or profit sharing (including a 401(k)) trust or an IRA, (a "Tax-Exempt Shareholder") should not be UBTI to the Tax-Exempt Shareholder provided that:  (a) the Tax-Exempt Shareholder has not held its Shares as "debt-financed property" within the meaning of the Code; (b) the Shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Shareholder; and (c) the Tax-Exempt Shareholder does not own more than 50.0% of the outstanding Shares or other beneficial interests in us.  If we are considered a "pension-held REIT" an additional requirement must be satisfied in order for dividend income received by a Tax-Exempt Shareholder that is a qualified pension or profit sharing (including 401(k)) trust (a "Qualified Trust") not to be UBTI.  This requirement is that the Qualified Trust may not hold more than 10.0% by value of the interests in us.  In general, a REIT is considered a "pension-held REIT" if it takes advantage of a special rule in the Code permitting it to satisfy the "five or fewer individual ownership requirement" mentioned above in subparagraph (iii) of the subsection entitled "Considerations Regarding IRET and its Shareholders" by treating beneficiaries of the Qualified Trust as owners, and the REIT is considered to be "predominantly held" by Qualified Trusts.  A REIT is considered to be "predominantly held" by Qualified Trusts if:  (a) at least one Qualified Trust holds more than 25.0% by value of the interests in the REIT; or (b) one or more Qualified Trusts, each of which own more than 10.0% by value of the interests in the REIT, hold in the aggregate more than 50.0% by value of the interests in the REIT.

        With respect to Tax-Exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Code, respectively, income from an investment in us will constitute UBTI unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us.  Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

         Reporting to the IRS and Backup Withholding.  We will report to our shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.  Under the backup withholding rules, a shareholder may be subject to backup withholding, currently at the rate of 30.0%, with respect to dividends paid, unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  A shareholder that does not provide us with a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.  Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.  In addition, we may be required to withhold a portion of capital gain distributions to any shareholder who fails to certify their non-foreign status to us.

Tax Treatment of IRET Properties and Its Limited Partners

        The following discussion summarizes certain federal income tax considerations applicable to IRET's investment in IRET Properties.  The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

        We will include in our income our share of IRET Properties' income and deduct our share of IRET Properties' losses only if IRET Properties is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation.

        We have not requested, and do not intend to request, a ruling from the IRS that IRET Properties will be classified as a partnership for federal income tax purposes.  Instead, based on certain factual assumptions and representations we have made and on currently applicable Treasury Regulations under Section 7701 of the Code, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will be treated for federal income tax purposes as a partnership.  Further, based on certain factual assumptions and representations we have made, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will not be a publicly traded partnership.  Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of IRET Properties as a partnership for federal income tax purposes.  If a court sustained such a challenge, IRET Properties would be treated as a corporation for federal income tax purposes, as described below.  In addition, the opinion of Pringle & Herigstad, P.C., is based on existing law.  No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

        If for any reason IRET Properties was taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT.  In addition, any change in the IRET Properties' status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution.  Further, items of income and deduction of IRET Properties would not pass through to its partners, and its partners would be treated as shareholders for tax purposes.  Additionally, IRET Properties would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing IRET Properties' taxable income.

Income Taxation of IRET Properties and its Partners

        Partners, Not IRET Properties, Subject to Tax.  A partnership is not a taxable entity for Federal income tax purposes.  As such, we will be required to take into account our allocable share of income, gains, losses, deductions and credits from IRET Properties for any taxable year ending within, or with, our taxable year, without regard to whether we have received, or will receive, any distributions.

        Partnership Allocation Income, Losses and Capital Gain.  Although a partnership agreement generally will determine allocations of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.  If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.  IRET Properties' allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

        Tax Allocations with Respect to Contributed Property.  Pursuant to Section 704(c) of the Code, income, gain, loss and deductions that are attributable to appreciated or depreciated property contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution.  The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.  The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code, and outlining several reasonable allocation methods.  IRET Properties plans to elect to use the traditional method for allocating Code Section 704(c) items with respect to the properties it acquires in exchange for limited partnership units.

        Under the limited partnership agreement of IRET Properties, depreciation or amortization deductions will be allocated among the partners in accordance with their respective interests.  In addition, gain on the sale of a property contributed to IRET Properties by a limited partner in exchange for limited partnership units will be specially allocated to such limited partner to the extent of any built-in gain with respect to the property.  Depending on the allocation method elected under Code Section 704(c), it is possible that: (i) we may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) we may be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale.  These allocations may cause us to recognize taxable income in excess of cash proceeds, which may adversely affect our ability to comply with the REIT distribution requirements.  This situation has not occurred in the past, and we do not currently have any reason to believe it will occur in the future.

        The allocation rules also may affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend.  The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased the properties for cash.

        Tax Basis in IRET Properties.  In general, our adjusted tax basis of our partnership interest in IRET Properties is equal to: (i) the amount of cash and the basis of any other property that we contribute to IRET Properties, (ii) increased by our share of income and indebtedness, and (iii) reduced, but not below zero, by our share of the loss and the amount of cash and the basis of any other property distributed to us.

        If the allocation of our share of loss would reduce the adjusted tax basis of our partnership interest in IRET Properties below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero.  To the extent that cash distributions, or any decrease in our share of the indebtedness, would reduce our adjusted tax basis below zero, the excess distributions (after our adjusted tax basis has been reduced to zero) will constitute taxable income to us.  Such income normally will be characterized as capital gain, and, if our partnership interest in IRET Properties has been held for longer than the long-term capital gain holding period, the income will constitute long-term capital gain.

        Sale of Real Estate.  Generally, any gain realized by IRET Properties on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

        Any gain recognized on the disposition of a particular property contributed by a partner in exchange for limited partnership will be allocated first to such contributing partner under Section 704(c) of the Code to the extent of such contributing partner's built-in gain.  Any remaining gain will be allocated among the partners in accordance with their respective ownership percentage interests in IRET Properties.

 ERISA and Prohibited Transaction Considerations

        The following is a discussion of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser.  The discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code that may be relevant to a particular shareholder in light of their particular circumstances.  The discussion is based on current provisions of ERISA and the Code and any changes in the current law may render this discussion incorrect.

        A fiduciary of a pension, profit sharing (including a 401(k)) plan or other employee benefit plan subject to Title I of ERISA (an "ERISA Plan") should carefully consider whether an investment in our Shares is consistent with his or her fiduciary responsibilities under ERISA.  In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investments to be:  (i) prudent and in the best interests of the ERISA Plan, its participants and its beneficiaries; (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so; and (iii) authorized under the terms of the ERISA Plan's governing documents.

        Fiduciaries of ERISA Plans and persons making investment decisions for IRAs and other plans not subject to ERISA ("Non-ERISA Plans") should also consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decisions.  In general, the prohibited transaction provisions of ERISA prohibit fiduciaries from permitting "parties in interest" (including plan fiduciaries, service providers, employers, owners and employees) to engage in transactions with the plan and its assets.  The prohibited transaction provisions of the Code, found at Section 4975 of the Code, prohibit "disqualified persons" (including plan fiduciaries, service providers, employers and owners) from engaging in transactions with the plan and its assets.

The prohibited transactions provisions of ERISA and the Code also prohibit plan fiduciaries from dealing with the assets of the plan for their own interest or benefit.

        The Department of Labor ("DOL") has issued regulations defining the term "plan assets" for purposes of ERISA and Code Section 4975.  Under the regulations (the "Plan Asset Regulations"), when a plan makes an equity investment in another entity, the plan's assets include the investment it makes, and, depending on the circumstances, may or may not include the underlying assets of the entity in which the plan invests.  If the plan's assets include the underlying assets of the entity in which it invests, then certain consequences follow which may be problematic for the plan.  In the case of ERISA Plans:  (i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving those underlying assets; (ii) persons who exercise any authority or control over the underlying assets, or who provide investment advice to the entity would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of the ERISA Plan, and transactions involving the underlying assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest; and (iii) a fiduciary exercising his or her investment discretion over the assets of the ERISA Plan to cause it to acquire or hold the investment in the entity could be liable under Part 4 of Title I of ERISA for transactions entered into by the entity that do not conform to ERISA standards of prudence and fiduciary responsibility.  In the case of ERISA Plans and Non-ERISA Plans subject to Code Section 4975, certain transactions that the entity might enter into in the ordinary course of its business and operations might constitute "prohibited transactions."

        The Plan Asset Regulations specify that if the entity in which the plan invests is a "publicly-offered security," the plan's assets will not include the underlying assets of the entity.  The regulations define a "publicly-offered security" as a security that is "freely transferable," "widely-held," and either (i) part of a class of securities registered under the Securities Exchange Act of 1934; or (ii) sold to a plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Exchange Act of 1933, and the class of securities of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

        The regulations provide that whether a security is freely transferable is a factual question to be determined based upon a consideration of all the relevant facts and circumstances. However, if a security is part of an offering in which the minimum investment is $10,000 or less, the following factors ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable:

(i)	Any requirement that not less than a minimum number of shares of such security be transferred or assigned, provided that such requirement does not prevent transfer of all of the then remaining shares held by an investor;
(ii)	Any prohibition against transfer or assignment of such security to an ineligible or unsuitable investor;
(iii)	Any restriction on, or prohibition against, any transfer or assignment which would either result in a termination or reclassification of the entity for federal or state tax purposes or which would violate any state or federal statute, regulation, court order, judicial decree, or rule of law;
(iv)	Any requirement that reasonable transfer or administrative fees be paid;
(v)	Any requirement that advance notice of a transfer or assignment be given to the entity and any requirement regarding execution of documentation evidencing such transfer;
(vi)	Any restriction or substitution of an assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership may be transferred or assigned without regard to such restriction;
(vii)	Any administrative procedure which establishes an effective date, or an event, prior to which a transfer or assignment will not be effective; or

(viii)	Any limitation or restriction on transfer or assignment that is not created or imposed by the issuer or any person acting on behalf of the issuer.

        The only restriction currently imposed on the transfer of our Shares is set forth in Section 5 of our Third Restated Declaration of Trust.  We are not aware of any other facts or circumstances limiting the transferability of our Shares that do not fall within the exceptions set forth in (i) through (viii), above.

        The Plan Asset Regulations provide that a security is "widely-held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another.  As of June 30, 2003, we had approximately 10,700 shareholders and therefore we are of the opinion that our Shares are now, and will be, "widely-held" within the meaning of the Plan Asset Regulations.

        Assuming that our Shares are, and will be, "widely held," and that no facts and circumstances other than those referred in the preceding paragraphs exist that restrict transferability, it is our opinion that our Shares should be "publicly offered securities" within the meaning of the Plan Asset Regulations, and that accordingly our assets should not be considered to be "plan assets," within the meaning of the Plan Asset Regulations of any ERISA Plan or Non-ERISA Plan.

LEGAL MATTERS

        The validity of the Shares offered under this prospectus, the federal and state tax aspects of the organization and operation of us and IRET Properties and other legal matters will be passed upon for us by Pringle & Herigstad, P.C., Minot, North Dakota.

EXPERTS

        The balance sheets of the Company as of April 30, 2003 and 2002, and the statements of income, shareholders' equity and cash flows of the Company for each of the three most recent fiscal years ended April 30, as listed on the Index to Financial Statements on page F-2 through F-7, included in this prospectus, have been included herein in reliance on the reports of Brady Martz & Associates, P.C., Minot, North Dakota, independent accountants, given on the authority of that firm as experts in accounting and auditing.

        No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.  This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

_______________

4,676,098 Shares

INVESTORS REAL ESTATE TRUST

 Shares of Beneficial Interest

_______________

PROSPECTUS
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PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses of the Company in connection with the offer and sale of the Shares being registered pursuant to this Registration Statement on Form S-3.  All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the NASDAQ listing fee.  Unless otherwise indicated, all of such expenses will be paid by the Company.

Securities and Exchange Commission Fee..................................	$ 3,802
Accounting Fees and Expenses..................................................	$ 0
Legal Fees and Expenses...........................................................	$ 6,000
TOTAL................................................................................	$ 9,802

Item 15.  Indemnification of Directors and Officers

        Limitation of Liability and Indemnification.  Our Third Restated Declaration of Trust provides that we will indemnify members of our Board of Trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of our Board of Trustees or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity, and further we will pay or reimburse reasonable expenses (including without limitation attorney's fees), as such expenses are incurred, of each member of our Board of Trustees in connection with any such proceedings.

        Our Third Restated Declaration of Trust further provides that we will indemnify each of our officers and employees, and will have the power to indemnify each of our agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was our officer, employee or agent or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

        For purposes of providing indemnification for members of our Board of Trustees, and all of our officers, employees and agents, our Third Restated Declaration of Trust provides that we will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of our Board of Trustees, and all of our officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of our Board of Trustees, or our officers, employees or agents, whether or not we would otherwise have the power to indemnify such persons against such liability.  Without limiting our power to procure or maintain any kind of insurance or other arrangement, our Third Restated Declaration of Trust provides that we may, for the benefit of persons indemnified by us, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure our indemnity obligation by grant of any security interest or other lien on our assets, or (iv) establish a letter of credit, guaranty or surety arrangement.  Any such insurance or other arrangement may be procured, maintained or established within us or with any insurer or other person deemed appropriate by our Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by us.  In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of our Board of Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof.  We currently maintain insurance covering members of the Board and officers against liability as a result of their actions or inactions on our behalf.

        With the exception of indemnification and insurance provisions set forth above, there is currently no other statue, charter provision, by-law, contract or other arrangement under which a member of our Board of Trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of our Board of Trustees or as an employee.

Item 16.  Exhibits

Exhibit Number	Description
3.1	Articles of Amendment and Third Restated Declaration of Trust, dated September 23, 2003(1)
3.2	IRET Properties Partnership Agreement, dated January 31, 1997(2)
5	Opinion of Pringle & Herigstad, P.C.(*)
8	Opinion of Pringle & Herigstad, P.C. (*)
23.1	Consent of Independent Auditors (filed herewith)
23.2	Consent of Pringle & Herigstad, P.C. (*)
24	Power of Attorney (*)
__________

*	Previously filed with our initial Registration Statement on Form S-3 filed with the Securities Exchange Commission on October 27, 2003.
(1)	Incorporated by reference to the Company's Definitive Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Shareholders, filed with the SEC on August 13, 2003.
(2)	Incorporated by reference to the Company's Registration Statement on Form S-11 (File No. 333-21945), filed with the SEC on February 18, 1997.

Item 17.  Undertakings

 (a)  The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation of from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minot, State of North Dakota, on this 18th day of November, 2003.

INVESTORS REAL ESTATE TRUST By: /s/ THOMAS A. WENTZ, JR. Thomas A. Wentz, Jr. Its: Senior Vice President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

_____________(*)______________	Trustee and Chairman	November 18, 2003
Jeffrey L. Miller

_____________(*)______________	Trustee and Vice Chairman	November 18, 2003
Daniel L. Feist

_____________(*)______________	Trustee	November 18, 2003
John F. Decker

_____________(*)______________	Trustee	November 18, 2003
Patrick G. Jones

_____________(*)______________	Trustee	November 18, 2003
Stephen L. Stenehjem

_____________(*)______________	Trustee	November 18, 2003
Steven B. Hoyt

_____________(*)______________	Trustee and Senior Vice President	November 18, 2003
Charles Wm. James

/s/ Thomas A. Wentz, Jr.	Trustee and Senior Vice President	November 18, 2003
Thomas A. Wentz, Jr.

_____________(*)______________	Trustee, Senior Vice President and Chief Operating Officer	November 18, 2003
Timothy P. Mihalick

_____________(*)______________	President and Chief Executive Officer	November 18, 2003
Thomas A. Wentz, Sr.

_____________(*)______________	Senior Vice President and Chief Financial Officer	November 18, 2003
Diane K. Bryantt

_____________(*)______________	General Counsel and Secretary	November 18, 2003
Michael Bosh

*      The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement on Form S-3 on behalf of the above-named Trustees and Officers of the Registrant pursuant to a Power of Attorney executed by each Trustee and Officer and filed with the Securities and Exchange Commission with the initial Registration Statement on Form S-3 on October 27, 2003.

By: /s/ Thomas A. Wentz, Jr.
           Thomas A. Wentz, Jr.
           As Attorney-in-fact

INVESTORS REAL ESTATE TRUST
Form S-3 Registration Statement

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Articles of Amendment and Third Restated Declaration of Trust, dated September 23, 2003(1)
3.2	IRET Properties Partnership Agreement, dated January 31, 1997(2)
5	Opinion of Pringle & Herigstad, P.C.(*)
8	Opinion of Pringle & Herigstad, P.C. (*)
23.1	Consent of Independent Auditors (filed herewith)
23.2	Consent of Pringle & Herigstad, P.C. (*)
24	Power of Attorney (*)
__________

*	Previously filed with our initial Registration Statement on Form S-3 filed with the Securities Exchange Commission on October 27, 2003.
(1)	Incorporated by reference to the Company's Definitive Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Shareholders, filed with the SEC on August 13, 2003.
(2)	Incorporated by reference to the Company's Registration Statement on Form S-11 (File No. 333-21945), filed with the SEC on February 18, 1997.

Exhibit 23.1

Consent of Independent Auditors

        We hereby consent to the incorporation directly or by reference in this Amendment No. 1 to the Registration Statement of Investors Real Estate Trust ("IRET") on Form S-3 of our report dated May 22, 2003, included herein and in the Annual Report on Form 10-K of IRET for the fiscal year ended April 30, 2003. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.

/s/  BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota
November 18, 2003